XIII. Personal Securities Transactions

A. Purpose. The following procedures are designed to assist the CCO in detecting and preventing breaches of the Company's fiduciary duties to its clients (inadvertent or otherwise) and avoiding potential conflicts of interest with clients, in connection with the Company's employees' personal trading activities.

B. Personal Trading Accounts and Reports.

1. Upon receipt of this Compliance Manual, each of the Company's employees shall be required to identify to the CCO all brokerage and commodities trading accounts that constitute proprietary accounts with respect to the employee. The form to be used for this purpose is attached as Exhibit XIII-A.

a. For purposes of this policy, they refer to the following defined terms:

(i) “Employee” means (i) each person who, in connection with his or her regular functions or duties on behalf of the Company or any of its affiliates, or as a result of his or her ownership or control of the Company (whether or not such person is an employee of the Company), makes, participates in or obtains information concerning securities transactions contemplated, proposed or made for the Company’s clients, (ii) each member of the immediate family of such person, and (iii) each person to whom such person contributes support.

(ii) “Proprietary account” means a securities investment or trading account in which an employee has an interest or over which an employee exercises

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control or provides investment advice, or a proprietary investment or trading account maintained for the Company or its employees.

(iii) “Security” means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts, securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public or a private placement, but does not include shares of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with the Company, securities issued by the government of the United States, bankers’ acceptances, bank certificates of deposit or commercial paper.

(iv) Senior Officers are defined as employees with responsibility for firm management, financial affairs, compliance, and marketing administration. Those officers are:

Jim R. Porter, Managing Member and Compliance Officer

Emily Viehweg, Treasurer and Director of Operations

2. Not later than 10 days after becoming an employee of the Company, the employee must provide to the Company an Initial Holdings Report disclosing the name of the security, number of shares and principal amount of each security in which the new employee has (or had when the person became an employee), any direct or indirect beneficial ownership and the name of any broker, dealer or bank with which the new employee maintained an account in which any securities were held for his or her direct or indirect benefit as of the date the person became an employee. The form of the Initial Holdings Report is attached as Exhibit XIII-B.

3. Thereafter, Employees must advise the Company and receive authorization before opening any new brokerage or commodities accounts. Notice shall be given to, and authorization received from the CCO in accordance with the procedures set forth in this policy.

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4. Each Employee is required to have prior approval on trades and cannot trade on the same day in any security in which a client transaction is made. All brokerage statements relating to proprietary accounts shall be provided promptly to the Company, to the attention of the CCO. In the cases where the senior officer is also the portfolio manager for client accounts and is responsible for making decisions for client accounts, notice to the company in the form of a notice for the record should be sent to the next most senior officer of the company indicating the intent to conduct a transaction in a personal account and that communication should provide relevant details about the transaction (as indicated in Exhibit XIIID) which can be used to determine any potential conflicts of interest. Employees shall refer to Exhibit XIII E for a Roster of Responsibility in order to determine the most senior officer. If the most senior officer is not available, a notice shall be sent to that officer and the next closest officer of the company that is available at the time the notice being sent.

5. In addition, each Employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts.

6. 7. Prior to arranging a personal loan with a financial institution that will be collateralized by securities; an employee must obtain the approval of the CCO.

8. Annually, each employee is also required to certify to the Company that he or she has complied with all of the Company’s policies and procedures during the period and must provide the Company with a report disclosing all securities in which the employee has any direct or indirect beneficial ownership interest and the names of all brokers, dealers or banks where such securities are held. In the alternative, the employee may certify that all such information is contained in the account statements and confirmations provided to the Company during the period and that as of the date of the certification all such information is accurate and complete. If such information is incomplete or inaccurate as of the date of the certification, the employee must update or correct the information. The form to be used for this purpose is attached as Exhibit XIII-C.

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Types of Orders may be Buy, Sell, Sell Short, and Covered Call transactions. Orders of other types should be discussed with the Managing Member prior to seeking approval. Orders may be Day orders and Good Until Cancelled (GTC) except for securities held by the fund at the time of order entry. Orders may be Market, Limit, Buy and Sell Stop and Buy and Sell Stop Limit orders. In cases where GTC orders are placed, such type order should be specified on the request or the notice for the record.

C. Review of Personal Trading Information. All confirmations, statements and other information will be reviewed to monitor compliance with this policy. The Company reserves the right to require the employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

D. Client Priority.

1. Employees of the Company must first give priority on all purchases and sales of securities to the Company’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

•

contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;

•	knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

•	using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

•

giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

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2. Clients must always receive the best price, in relation to employees, on same day transactions. See also, Section XII: Trading/Prohibited Transactions. In cases of unforeseen or extenuating circumstances that require a transaction, the senior officer may approve a transaction if it is deemed to have no meaningful impact on a client account. If such a variation from standard procedures is approved, the senior officer is required to document the event including the parties involved, the security name, date and time of the transaction.

E. Front-Running. No employee may execute a transaction in a security for a proprietary account if the employee is aware or should be aware that an order for a client account for the same security, remains unexecuted or the Company is considering same way trades in the security for client accounts. Transactions in options, derivatives or convertible instruments for a proprietary account that are related to a transaction in an underlying security for a client account (“inter-market front running”) are subject to the same restrictions.

F. Restricted List. Certain transactions in which the Company engages may require, for either business or legal reasons that any client accounts or proprietary accounts do not trade in certain securities for specified time periods. A security will be designated as “restricted” if the Company is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason. The Company’s “restricted list” will be maintained by the CCO. It generally will not be circulated. It is the employee’s responsibility to determine whether a security is on the Company’s restricted list prior to the execution of any security transactions.

G. Personal Trading Approvals.

1. No trading transactions for proprietary accounts may be effected without the prior approval of the CCO, and any transaction may be cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required. The Managing Member should notify the next most senior officer of the company that is not the CCO of any trade by the CCO. This should be done by forwarding a copy of a notice for the record in the form of an email prior to the transaction as stipulated in Paragraph B.4 above. A Personal Securities

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TradingRequest Form is available for this purpose is attached to this policy as Exhibit XIII-D. If a form is not available an email communication containing the same information should be transmitted. Verbal requests may be given when email requests are not possible due to circumstances. In this case a notice for the record must document the verbal request and approval. Such documentation must be distributed to the two most senior officers as indicated in the Roster of Responsibility in Exhibit XIII-E. Under normal conditions the CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form or by email and communicate the decision promptly to the employee. Notification of approval or denial to trade may also be verbally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form or by email and returning it to the employee within 24 hours of the verbal notification. In an email request the employee should include information requested on the request form in Exhibit XIII D:

If the CCO is not available requests and notice can be directed to the highest senior officer available at the time.

2. When any employee recommends that a security be bought or sold for a client account, such employee must disclose to the CCO if a position in that security is then held in the employee’s proprietary account. The CCO may restrict such Employee from buying or selling the position from any proprietary account until a specified period of time after the orders for client accounts have been filled and there is no buying or selling program in progress.

H. Principal Transactions. Neither the Company nor an employee may engage in principal transactions between a proprietary account and a client account without first obtaining the prior written approval of the CCO and the consent of the client.

I. Private Placements. No Employee may acquire, directly or indirectly, beneficial ownership of any security in a private placement without the prior approval of the CCO. A Personal Securities Trading Request Form should be used for this purpose (Exhibit XIII -D). The CCO shall promptly notify the employee of approval or denial of clearance to trade by

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indicating such action on the Personal Securities Trading Request Form and returning it to the employee. The Managing Member should notify the next most senior officer of the company that is not the CCO of any request for permission by the CCO to purchase a Private Placement and permission must be obtained prior to the transaction. In cases where the Managing Menber is requesting permission to purchase a Private Placement prior to the transaction, a Notice for the Record requesting permission should be sent to the CCO or the next highest ranking officer to the Managing Member and confirmation that the transaction does not constitute a conflict of interest must be obtained from the senior officer prior to purchase.

J. Initial Public Offerings. No employee may acquire, directly or indirectly, beneficial ownership of any security in an initial public offering without the prior approval of the CCO. A Personal Securities Trading Request Form submitted for this purpose should be submitted to the CCO before the Employee places an indication of interest in the initial public offering with a broker (Exhibit XIII-D). The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee. The Managing Member should notify the next most senior officer of the company that is not the CCO of any request for permission by the CCO to purchase a Private Placement and permission must be obtained prior to the transaction. In cases where the Managing Menber is requesting permission to purchase a Private Placement prior to the transaction, a Notice for the Record requesting permission should be sent to the CCO or the next highest ranking officer to the Managing Member and confirmation that the transaction does not constitute a conflict of interest must be obtained from the senior officer prior to purchase.

K. Manipulative Practices. Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

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The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either a client account or a proprietary account:

•	engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

•

engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

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EXHIBIT XIII-A

New Century Capital Management LLC

36 South Washington

Hinsdale, IL 60521

Attention:	CCO

Attached is a complete and accurate list of all accounts with any brokerage firm or financial institution through which any Securities may be purchased or sold, held in my name or the name of any of my spouse, my minor children, relatives living with me, and persons to whom I contribute support, or in which any of such persons has a direct or indirect beneficial interest, or over which any of such persons has discretionary investment authority, or for which any of such persons participates, directly or indirectly, in the selection of securities.

I understand that you require this list to monitor my compliance with the policies and procedures of the Company, relating to insider trading, fiduciary duties to clients and other securities laws. I agree to notify the Company and obtain its consent before opening any new account that falls within the description above. I further agree to direct all brokerage firms or other financial institutions identified on the attachment to furnish the Company with copies of all brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.

Signed:

Print Name:
Date:

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LIST OF SECURITIES AND COMMODITIES ACCOUNTS

AS OF                     ,

FOR

[Name of Employee]

Registered In The Name of:	Financial/Brokerage Institution	Account Number

Continue on a second page if necessary.

If none, initial here:                     .

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EXHIBIT XIII-B

New Century Capital Management LLC

36 South Washington Street

Hinsdale, IL 60521

Attention: CCO

Re: Initial Holdings Report

Attached is a complete and accurate list of (i) the title, number of shares and principal amount of each security in which I, each member of my immediate family and each person to whom I contribute support have any direct or indirect beneficial ownership interest or over which I or any such person have or has any control or provides any investment advice, (ii) the name and address of all brokers, dealers, banks or other institutions where such securities are held and (iii) the corresponding account numbers. This information is current, as of the date I became an Employee of the Company, which was _.

Date:

Print Name:

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INITIAL HOLDINGS REPORT*

FOR

[Name of Employee]

AS OF

[Date of Employment]

Securities Owned	Financial/Brokerage Institution Where Securities Are Held	Account Name and Number

*	A statement of the account from a registered broker dealer may be substituted for this form

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EXHIBIT XIII-C

CERTIFICATE OF COMPLIANCE

I hereby certify that, since the date on which I received a copy of the Policies and Procedures of New Century Capital Management LLC relating to Personal Securities Transactions and Insider Trading and, or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with all such policies and procedures applicable to me.

In particular, I have disclosed to the Company the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I, my spouse, any of my minor children, any relatives living with me and any person to whom I contribute support, have or has any direct or indirect beneficial interest or over which I or any such person have or has any control or provides any investment advice, and I have disclosed to the Company all transactions in such accounts through the date of this certification. If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Signed:

Print Name:

Date:

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EXHIBIT XIII-D

PERSONAL SECURITIES TRADING REQUEST FORM

Name:

Details of Proposed Transaction

Indicate type of Transaction (Buy, Sell, Short, Covered Call	Purchase / Sale

Date of Transaction

Name of Issue and/or Symbol

Type of Security (e.g., Bond, n Stock, Option)

Account for Which Transaction will be Made

Indicate if the order is GTC or Day order

Name of Broker

Date of Request:

You ☐ may / ☐ may not execute the proposed transaction described above.

Authorized Signature

Date of Response:

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EXHIBIT XIII-E

ROSTER OF RESPONSIBILITY

In situations where approval is required in the normal business process the following order of responsibility should be used.

The senior officer on duty will be the Managing Member

The second most senior officer on duty is the Treasurer and Director of Operations

The third most senior officer will be a Portfolio Manager or Senior Analyst

When approval is required by any person other than the Managing Member shall refer to the most senior officer if present. If that officer is not present the second most senior can be contacted

(Special procedures are stated for the Managing Member in another section of the Code.)

Roster As of this date:

Managing Member	Jim R. Porter

Treasurer & Director of Operations	Emily Viehweg

Senior Analyst and Associate Portfolio Manager	Shannon Porter

SENIOR OFFICERS:

Jim R. Porter

Emily Viehweg

Dated: March 25, 2010

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